Exhibit 10.02
[ON CARDINAL HEALTH LETTERHEAD]
August 3, 2006
Mr. Jeffrey W. Henderson
[ number and street ]
[ city, state, zip ]
Subject: Amendment to Employment Offer Letter Agreement (“Letter Agreement”)
Dear Jeff:
The purpose of this letter is to supplement and amend the Letter Agreement signed by you and Cardinal Health, Inc. (the “Company”) dated April 13, 2005, in accordance with resolutions approved by the Human Resources and Compensation Committee of the Board of Directors at its meeting on August 1, 2006. The following are the additional or revised terms governing your employment by the Company:
     1. In addition to the options and restricted share unit awards under paragraph 4 of the Letter Agreement, you will be granted 8,000 Restricted Share Units (RSUs) pursuant to the stock awards feature of the 2005 Long-Term Incentive Plan, as amended (the “LTIP”) effective as of August 15, 2006. The 8,000 RSUs will not require payment of any purchase price for the shares and will vest in three equal annual installments of one-third each year beginning on the first anniversary of the grant date, consistent with the terms of such grant and the Company’s customary practices for senior executives.
     2. Paragraph 11 of the Letter Agreement is amended by adding the following after the first sentence: “If your employment is involuntarily terminated by the Company without cause between August 30, 2007 and April 17, 2008, in lieu of the severance provided in the preceding sentence, you will receive a lump sum cash payment within no more than 2 1/2 months after your termination date equal to the sum of your annual base salary at the rate in effect on the date of termination and your annual bonus target for the Company’s 2008 fiscal year; in addition, your option to purchase 48,077 shares of the Company’s stock (granted on April 18, 2005) and 15,000 of the RSUs granted under paragraph 4 of the Letter Agreement that are then unvested shall become immediately vested. These severance benefits are subject to the Company’s Policy Regarding Shareholder Approval of Severance Agreements (the “Policy”), which requires shareholder approval of certain agreements to provide “Severance Benefits” that exceed 2.99 times “Base Salary” and “Bonus,” as such terms are defined in the Policy. If the severance benefits herein require shareholder approval under the Policy, you agree that the benefits under this provision will be reduced to an amount not exceeding 2.99 times “Base Salary” and “Bonus” unless such approval is obtained.”
     In addition, the following is added to paragraph 11 of the Letter Agreement before the last sentence of that paragraph: “You may also voluntarily resign from your employment with the Company by providing written notice of such resignation within the 10 days immediately following June 30, 2007, effective 60 days after the date of the notice. Provided that the Company does not have grounds to terminate your employment for gross misconduct at the time of the notice or during the 60 day period thereafter, you will receive a lump sum cash payment within no more than 2 1/2 months after your termination date equal to the sum of your annual base salary at the rate in effect on the date of termination and your annual bonus target for the

Company’s 2008 fiscal year; in addition, 15,000 of the RSUs granted under paragraph 4 of the Letter Agreement that are then unvested shall become immediately vested.”
     3. Except as specifically amended by the provisions of this amendment, all terms of the Letter Agreement are unmodified and remain in full force and effect.
My signature below represents the Company’s agreement to these amendments to the Letter Agreement. Please sign where indicated below to accept and agree to this amendment to your Letter Agreement.
Sincerely,
/s/ R. Kerry Clark
R. Kerry Clark
President and Chief Executive Officer
I accept and agree to the above amendment to my Letter Agreement:
/s/ Jeffrey W. Henderson
JEFFREY W. HENDERSON
Date: August 5, 2006

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